EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Contact:

Elyse Bender-Segall

PR Revolution

(516) 901-9095

elyse@prrevolution.com

www.prrevolution.com

Live Music Technology Company VNUE Names New Executive Team

Zach Bair, pioneering music technologist, appointed CEO and Chairman

New York, NY – May 17, 2016 - VNUE, Inc. (OTCQB: VNUE), developer of the most advanced live music production, mobile distribution, and automated rights clearing platform, announced today the appointment of several key industry veterans to lead the company to the next phase.

Zach Bair, longtime CEO of DiscLive, the pioneer in "instant live" recording, and former CEO and founder of Immediatek (OTCQB: IMKI), was appointed as CEO and Chairman of VNUE. Current CEO Matthew Carona has assumed the role of COO.

Additionally, VNUE has brought on Tony "Montana" Cardenas, founder of DiskFacktory and the bassist for platinum selling Capital Records artist Great White during their hey day, as Chief Creative Officer and VP of Artist Relations. Tony is a pioneer in "on-demand" CD distribution, empowering artists in ways that have not been done before.

Elyse Bender-Segall, CEO of PR Revolution, was also named Director of Marketing and Communications for VNUE. Elyse currently represents artists such as Adam Levine and Nikki Minaj, as well as a host of other tech startups. Elyse brings years of experience in public relations and marketing.

Bair brings with him over 13 years of experience in the instant recording space as well as having served as chief executive of a public company, and commercialized the concept with Immediatek's DiscLive in the early and mid 2000's with artists such as Billy Idol, the Pixies, Starship, and others. In 2009, Bair and his company partnered with EMI Music creating the Abbey Road Live brand. The partnership produced superior quality instant live recordings around the world for artists such as Slash, Peter Frampton and Alter Bridge. He then continued with the DiscLive brand with experiential live music products for Devo, Blondie, and many more.

"I'm very excited to take the helm of this exciting company," said Bair. "VNUE has created an exciting mobile consumer app, more than three years in the making, which allows fans to receive our expertly produced content, both audio and video, within minutes of a show's end, seamlessly and with a superior user experience. It is the next logical evolution of the DiscLive concept. Importantly, our paradigm shifting back end system provides an automated rights clearinghouse for stakeholders, drastically easing the pain of clearing music and video for commercial use and enabling increased revenue for artists, labels and publishers. It's a true end-to-end disruptive solution." Bair went on to say that DiscLive's trusted engineers and ground teams will be involved in on-site productions.

Matthew Carona said, "I am tremendously grateful for the talented team at VNUE as well as dedication that has been put forth since VNUE's inception. I strongly feel that there is no one better then Zach Bair to lead VNUE forward during the transitions ahead. He is an exceptional leader that has a tremendous understanding of VNUE and it's mission. We have an exciting lineup of products and initiatives coming to market as well as a dynamic executive team. I look forward to executing our strategy with Zach, Tony and Elyse as well as the current management and employees. I will, as the company's Chief Operating Officer continue to build a very strong company from top to bottom, for I am committed more than ever to VNUE's continued growth. "

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"This is an amazing company with groundbreaking technology and I am excited to be involved," said Elyse Segall. "The future of music is in the live world and VNUE fits all of the pieces together neatly, creating not just an immersive experience for fans, but also providing artists with tools to drive additional revenue in these hard economic times."

The company is expecting to make more announcements soon and plans to release the consumer app in the next few weeks.

Bair continued, "The VNUE ecosystem enables not just easy capture of great content, but helps achieve consistent high-quality and automated production, so that fans can experience the music like it was meant to be and artists can be confident that their music – their art - is being properly represented. And, that they will be paid for it!"

About VNUE, Inc.

VNUE, Inc., (OTC: VNUE) is a live entertainment music company, which brings artists and fans together by automating the production of professional quality audio and video recordings of live performances and delivers the experience of a venue to your home and hand. By streamlining the processes of curation, clearing, production, distribution & monetization, VNUE manages and simplifies the complexities of the music ecosystem. VNUE captures content through its unique Front of House mobile application and provides worldwide distribution and monetization through a suite of mobile, web, and administrative applications, allowing artists and labels to seamlessly deliver and sell their live performances directly to the fans who attend their shows and worldwide.

For more information about VNUE, please visit ir.vnue.com.

Forward-Looking Statements

Certain statements and information in this press release are forward-looking statements and may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this press release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements based on our current plans and expectations and are subject to risks, uncertainties, and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements including those risks set forth in our periodic filings with the Securities and Exchange Commission. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business which could prevent the prompt implementation of any strategically significant plan(s) outlined above. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date of this release.

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